EXHIBIT 99.1

@coherent	PRESS RELEASE

Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	April 22, 2003
No. 823

Coherent, Inc. Reports Second Quarter Results

Coherent, Inc. (Santa Clara, CA) (NASDAQ:COHR) today announced financial results for its second fiscal quarter ended March 29, 2003, posting sales of $103.5 million and net income of $1.9 million ($0.07 per diluted share). These earnings include a one-time gain of $2.0 million ($0.07 per diluted share) after-tax and net of minority interest representing a $4.4 million settlement fee received by our Lambda Physik AG subsidiary related to the cancellation of a customer contract dating back to the fourth quarter of fiscal 2001.  This gain was offset by a goodwill impairment charge of $1.8 million ($0.06 per diluted share) net of minority interest related to Lambda Physik’s lithography business.  Net income for the quarter of $0.06 per diluted share, excluding the above-mentioned items, was negatively impacted by a higher than anticipated inventory reserve requirement at Lambda Physik totaling $2.7 million ($1.2 million after-tax and net of minority interest ($0.04 per diluted share)) also necessitated by a lower forecasted outlook in the lithography business.

Orders received during the three months ended March 29, 2003 of $103.0 million represent a 12% increase over the like prior year period and a 9% increase to orders received in the immediately preceding quarter.  Backlog of $116.1 million at March 29, 2003, compares to a backlog of $116.6 million at December 28, 2002.

Sales and net income for the period compared to sales for the corresponding prior year period of $98.6 million, and net income of $3.0 million ($0.10 per diluted share), which included a $1.0 million ($0.03 per diluted share) after-tax gain on the sale of real estate.  In comparison, the immediately preceding quarter’s results were $102.0 million in sales, and a net loss of $20.5 million ($0.70 per share inclusive of restructuring and other charges).  The immediately preceding period’s net income, excluding restructuring and other charges, was $3.0 million ($0.10 per diluted share).

Year-to-date sales of $205.5 million and net loss of $18.6 million ($0.64 per diluted share) compared to the like prior year period sales of  $195.3 million and net income of $5.7 million ($0.20 per diluted share).  Net income before impairment, restructuring and other charges and special gains of $4.7 million ($0.16 per diluted share) compares to the prior year period net income before impairment, restructuring and other charges and special gains of $4.1 million ($0.14 per diluted share). Orders received for the six month period ended March 29, 2003 were $197.3 million, representing a 9% increase over orders received in the same period last year.

Electro-Optics segment sales of $79.3 million for the three months ended March 29, 2003 were 3% higher than sales during the comparable prior year period and 2% higher than the three months ended December 28, 2002.  Incoming orders of $83.7 million represent a 14% improvement over the same second fiscal quarter of 2002 and an increase of 5% from orders received in the immediately preceding quarter.  Sales and incoming orders for the six months ended March 29, 2003 were $157.2 million and $163.7 million, 4% and 9% higher, respectively, than during the same period a year ago.

Lambda Physik segment sales of $24.2 million for the three months ended March 29, 2003 represent an increase of 11% from the corresponding prior year period and a slight increase from the immediately preceding quarter.  Incoming orders of $19.3 million for the second quarter of fiscal 2003 were 2% higher than the second fiscal quarter of 2002, and represent a 35% improvement in orders from the immediately preceding first fiscal quarter of 2003.  Sales and incoming orders for the six months ended March 29, 2003 were $48.3 million and $33.6 million, respectively, and were 9% and 8% higher than the same period last year.

Subsequent to the quarter ended March 29, 2003, Coherent completed its previously announced acquisition of Positive Light, Inc. (PLI), a leading designer and manufacturer of advanced solid-state lasers for the scientific and industrial markets.  Coherent’s purchase price of approximately $43 million takes into account both PLI’s earnings and growth potential, particularly after the existing PLI distributor agreement with another laser company expires on December 31, 2003.

John Ambroseo, Coherent’s President and Chief Executive Officer commented, “We are encouraged by strengthening in certain end markets.  Our recent orders combined with our acquisition of Positive Light, Inc. should enable Coherent to achieve modest revenue growth during the second half of the fiscal year. And, as always, we remain committed to profitable growth and cash generation from ongoing operations.”

Ambroseo continued, “Today in a separate press release, Coherent announced it will make a tender offer to the shareholders of Lambda Physik AG for the 39.62% (5,250,000 shares) of the outstanding Lambda shares that Coherent does not already own.  We will offer Euro 9.25 (approximately $10.00) cash for each ordinary share of Lambda.   The acquisition of the remaining Lambda shares will allow us to cross leverage technologies providing our customers with even more enabling products, drive supply chain synergies, and reduce SG&A through the elimination of the added costs of operating two separate public companies.”

The Company’s conference call scheduled for 1:30 p.m. PST today will include discussions relative to the current quarter results and some comments regarding forward looking guidance on future operating performance.

Summarized statement of operations information is as follows (unaudited, in thousands, except per share data):

	Three Months Ended			Six Months Ended
	Mar. 29, 2003	Dec. 28, 2002	Mar. 30, 2002	Mar. 29, 2003	Mar. 30, 2002

Net sales	$103,512	$102,030	$98,649	$205,542	$195,268
Cost of sales (A)	62,521	61,587	58,657	124,108	113,256
Gross profit	40,991	40,443	39,992	81,434	82,012
Research and development	12,261	11,672	13,616	23,933	27,544
Intangibles amortization	947	835	898	1,782	1,806
Goodwill impairment (B)	2,358			2,358
Restructuring and other charges (C)	405	20,059		20,464
Selling, general and administrative	25,923	23,664	23,306	49,587	46,025
Total operating expenses	41,894	56,230	37,820	98,124	75,375
Income (loss) from operations	(903)	(15,787)	2,172	(16,690)	6,637
Other income (expense), net (D) (E) (F)	4,795	(9,769)	2,755	(4,974)	2,537
Income (loss) before income taxes andminority interest	3,892	(25,556)	4,927	(21,664)	9,174
Provision (benefit) for taxes	2,033	(5,350)	1,684	(3,317)	3,056
Income (loss) before minority interest	1,859	(20,206)	3,243	(18,347)	6,118
Minority interest	68	(277)	(236)	(209)	(381)
Net income (loss)	$1,927	$(20,483)	$3,007	$(18,556)	$5,737

Earnings per share, diluted	$0.07	$(0.70)	$0.10	$(0.64)	$0.20

Shares used in computation:
Basic	29,265	29,134	28,684	29,200	28,598
Diluted	29,503	29,134	29,268	29,200	29,174

(A)       Cost of sales in the quarter ended December 29, 2001 included a non-recurring favorable inventory adjustment of $1,599 ($657 after-tax and net of minority interest ($0.02 per diluted share)). Cost of sales in the quarter ended March 29, 2003 included an additional inventory reserve requirement of $2,743 ($1,220 after-tax and net of minority interest ($0.04 per diluted share)) due to lower forecasted outlook in Lambda Physik’s lithography business.

(B)     Goodwill impairment charges in the quarter ended March 29, 2003 were $2,358 ($1,769 net of minority interest ($0.06 per diluted share)).

(C)       Restructuring and other charges in the quarter ended December 29, 2002 include a $10,960 after-tax ($0.37 per diluted share) restructuring and impairment charge primarily related to the previously communicated termination of activities in the Telecom Actives Group and a $2,306 after-tax ($0.08 per diluted share) allowance against a note receivable.

(D)       Other income (expense) for the quarter ended December 28, 2002 includes an impairment charge on the Lumenis shares held by Coherent of $10,212 ($10,212 after-tax ($0.35 per diluted share)).

(E)         Other income for the March 30, 2002 quarter end and fiscal year-to-date includes a gain on sale of real estate of $1,665 ($1,000  after-tax ($0.03 per diluted share)).

(F)         The March 29, 2003 quarter end includes a $4,400 ($1,953 after-tax and net of minority interest ($0.07 per diluted share)) settlement fee related to the cancellation of a customer contract received by Lambda Physik.

Summarized balance sheet information is as follows (unaudited, in thousands):

	Mar. 29, 2003	Sept. 28, 2002 (A)
ASSETS

CURRENT ASSETS:
Cash and short-term investments	$237,529	$243,881
Other short-term equity investments	7,121	21,077
Accounts receivable, net	83,831	76,478
Inventories	94,960	89,218
Prepaid expenses and other assets	103,683	95,169
TOTAL CURRENT ASSETS	527,124	525,823

PROPERTY AND EQUIPMENT, NET	155,848	172,001
OTHER ASSETS	111,454	106,433
TOTAL ASSETS	$794,426	$804,257

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Short-term borrowings	$221	$14,811
Current portion of long-term obligations	7,429	14,887
Accounts payable	15,817	13,757
Other current liabilities	62,700	54,752
TOTAL CURRENT LIABILITIES	86,167	98,207

LONG-TERM OBLIGATIONS	43,308	43,345
OTHER LONG-TERM LIABILITIES	114,031	105,462

TOTAL STOCKHOLDERS’ EQUITY	550,920	557,243

TOTAL LIABILITIES AND STOCKHOLDER’S EQUITY	$794,426	$804,257

(A) Derived from audited financial statements for the year ended September 28, 2002.

Reconciliation of GAAP to Non-GAAP summarized statement of operations (unaudited, in thousands, after-tax and net of minority interest):

	Three Months Ended			Six Months Ended
	Mar. 29, 2003	Dec. 28, 2002	Mar. 30, 2002	Mar. 29, 2003	Mar. 30, 2002

GAAP net income (loss)	$1,927	$(20,483)	$3,007	$(18,556)	$5,737
Gain on contract settlements (1)	(1,953)			(1,953)
Goodwill impairment (2)	1,769			1,769
Restructuring and other charges		13,266		13,266
Write-down of Lumenis investment		10,212		10,212
Gain on sale of real estate			(1,000)		(1,000)
Inventory adjustment (3)					(657)
Non-GAAP net income	$1,743	$2,995	$2,007	$4,738	$4,080

Non-GAAP net income per share	$0.06	$0.10	$0.07	$0.16	$0.14

(1)     Net of minority interest of $(1,015)

(2)     Net of minority interest of $589

(3)     Net of minority interest of $(382)

The statements in this press release that relate to future plans, events or performance, including statements such as suggesting that Coherent’s recent orders combined with the acquisition of Positive Light, Inc. should enable Coherent to achieve modest revenue growth during the second half of the fiscal year are forward-looking statements.  Factors that could cause actual results to differ materially include risks and uncertainties, including risks associated to currency adjustments, contract cancellations, manufacturing risks, competitive factors, and uncertainties pertaining to customer orders, demand for products and services, any effects from the recent outbreaks of severe acute respiratory syndrome or SARS, the hostilities in the Middle East, and development of markets for the Company’s products and services and other risks identified in the Company’s SEC filings.  Actual results, events and performance may differ materially.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Readers are encouraged to refer to the risk disclosures described in the Company’s reports on Forms 10-K, 10-Q and 8K, as applicable.

Founded in 1966, Coherent, Inc. is a Standard & Poor’s SmallCap 600 company and a world leader in providing photonics based solutions to the commercial and scientific research markets. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at www.coherentinc.com for product and financial updates.

5100 Patrick Henry Dr. . P. O. Box 54980, Santa Clara, California  95056—0980 . Telephone (408) 764-4000